Exhibit 99.1

Spirit AeroSystems Holdings, Inc.
3801 S. Oliver
Wichita, KS 67210
www.spiritaero.com

Spirit AeroSystems Reports Q3 2019 Results; Announces Acquisition of Select Bombardier Aerostructure Assets and Adjusted Asco Purchase Price

Third Quarter 2019 Results and Highlights

•	Revenue of $1.9 billion, up 6% y/y

•	Announcement by Boeing to decrease 787 production rate to 12 aircraft per month (APM) resulted in $33 million forward loss, or $0.24 of EPS, due to fixed cost absorption

•	Earnings per share (EPS) of $1.26, down 21% y/y; Adjusted EPS* of $1.38, down 19% y/y

•	Cash from operations of $255 million, up 50% y/y; Adjusted free cash flow* of $219 million, up 68% y/y

•	Announces acquisition of select assets of Bombardier aerostructures and aftermarket services businesses in Belfast, Casablanca, and Dallas

•	Renegotiated purchase price on Asco acquisition to $420 million; Asco continuing to execute on conditions required by the European Commission; expected to close by April 2020

Wichita, Kan., October 31, 2019 - Spirit AeroSystems Holdings, Inc. [NYSE: SPR] reported third quarter 2019 financial results.

Table 1. Summary Financial Results (unaudited)
	3rd Quarter			Nine Months
($ in millions, except per share data)	2019	2018	Change	2019	2018	Change
Revenues	$1,920	$1,814	6%	$5,904	$5,387	10%
Operating Income	$206	$223	(7%)	$665	$600	11%
Operating Income as a % of Revenues	10.7%	12.3%	(160) BPS	11.3%	11.1%	20 BPS
Net Income	$131	$169	(22%)	$462	$439	5%
Net Income as a % of Revenues	6.8%	9.3%	(250) BPS	7.8%	8.2%	(40) BPS
Earnings Per Share (Fully Diluted)	$1.26	$1.59	(21%)	$4.41	$3.98	11%
Adjusted Earnings Per Share (Fully Diluted)*	$1.38	$1.70	(19%)	$4.76	$4.42	8%
Fully Diluted Weighted Avg Share Count	104.6	106.1		104.8	110.3
“Spirit posted solid results in the third quarter driven by improved operational performance and the cost mitigation actions we implemented last quarter to lessen the financial impact of remaining at a rate of 52 aircraft per month on the 737,” said Spirit AeroSystems President and Chief Executive Officer Tom Gentile. “Adjusted EPS was $1.38. Excluding the impact of the 787 forward loss as a

* Non-GAAP financial measure, see Appendix for reconciliation result of the decrease in rate, adjusted EPS for the quarter would have been $1.62. Segment margins continue to improve toward our goal of 16.5 percent, even as we invest to improve the quality and efficiency in our factories in a stable rate environment.”
Acquisition of Select Bombardier Aerostructure Assets
Spirit announced that on October 31, 2019, it entered into a definitive agreement to acquire select assets of Bombardier aerostructures and aftermarket services businesses in Belfast, Northern Ireland; Casablanca, Morocco; and Dallas, United States for cash consideration of $500 million. In addition, Spirit will assume approximately $300 million in net pension liabilities, and approximately $290 million of government grant repayment obligations, for a total enterprise valuation of $1,090 million, which equals 10 times the 2019 estimated adjusted EBITDA* of the acquired business. At closing, Spirit will pay $500 million to Bombardier and will make a cash contribution of approximately $130 million towards the pension liability, for total cash at closing of $630 million.
The acquired business is a global player in aerostructures and fabrication, delivering composite and metallic wing components, nacelles, fuselages and tail assemblies, along with high-value mechanical assemblies made out of aluminum, titanium and steel. The backlog of work includes long-term contracts on the Airbus A220 and A320 aircraft family, along with Bombardier business and regional jets.
“The Bombardier operations bring world-class engineering expertise to Spirit and add to a strong track record of innovation, especially in advanced composites,” said Gentile. “Belfast has developed an impressive position in business jet fuselage production, in addition to the world-acclaimed fully integrated A220 composite wing. This acquisition is in line with our growth strategy of increasing Airbus content, developing low-cost country footprint, and growing our aftermarket business.”
The acquisition is subject to regulatory approvals and customary closing conditions and is expected to close in the first half of 2020. “We expect to realize about $60 million in synergies from the acquisition, which values the acquisition on a post-synergy EBITDA multiple of 6.5 times,” said Gentile. Financial results will not include the acquired business results until the acquisition is closed.
737 MAX Program Update
Spirit continues to produce at a rate of 52 aircraft per month in accordance with its agreement with Boeing. “We communicate with Boeing regularly and will coordinate our production rates with

* Non-GAAP financial measure, see Appendix for reconciliation them based on the timing of the 737 MAX returning to service. We remain very confident in the long-term outlook for the 737 MAX, and we are proud to be a partner on the program,” said Gentile.
787 Program Update
Following Boeing’s recent announcement that they will be reducing production rate on the 787 program in late 2020, the company has partially reversed the gain recognized in the fourth quarter of 2017 with a $33 million forward loss charge. This charge reflects the extended time it will take to complete the accounting contract through line unit 1405.
Asco Acquisition Update
The June 2019 cyberattack affecting Asco and its businesses has continued to result in delays to the data segregation process required by the European Commission to close the Asco transaction. Given the delays involved in closing this transaction and other considerations, the parties agreed on October 28, 2019 to an amended purchase agreement extending the long stop date to April 4, 2020 and reducing the purchase price from $604 million to $420 million, among other additional terms. Spirit continues to remain confident about the strategic fit of Asco.
Revenue
    Spirit’s third quarter 2019 revenue was $1.9 billion, up from the same period of 2018. This increase was primarily driven by higher production volumes on the Boeing 777, 787 and Airbus A350 programs as well as higher revenue recognized on the Boeing 787 program. (Table 1)
Spirit’s backlog at the end of the third quarter of 2019 was approximately $44 billion, with work packages on all commercial platforms in the Boeing and Airbus backlog.
Earnings
Operating income for the third quarter of 2019 was $206 million, down compared to $223 million in the same period of 2018. This decrease was primarily due to the forward loss recognized on the Boeing 787 program as a result of Boeing’s recently announced production rate decrease and the absence of the recovery of legal fees in the same period of the prior year, partially offset by performance and favorable model mix on the Boeing 737 program and increased activity with Global Customer Support and Services (GCS&S). The third quarter EPS was $1.26, compared to $1.59 in the same period of 2018. Third quarter 2019 adjusted EPS* was $1.38, excluding the impact of the planned Asco acquisition and voluntary retirement program (VRP) offered during the second quarter of 2019, compared to $1.70 in the same period of 2018, adjusted to exclude the impact of the planned Asco acquisition and debt financing costs. Additionally, the effective tax rate

* Non-GAAP financial measure, see Appendix for reconciliation during the third quarter increased to 24.1% compared to 17.9% in the same period of the prior year. (Table 1)
Cash
Cash from operations in the third quarter of 2019 was $255 million, which includes the $123 million cash advance received as part of the Memorandum of Agreement reached with Boeing in April 2019, compared to $170 million in the same quarter last year. The advance helped to offset increased inventories with suppliers required during the period of 737 MAX disruption. The advance repayment will be spread over deliveries in future years. Adjusted free cash flow* in the third quarter of 2019 was $219 million, up compared to $130 million in the same period of 2018. Cash balance at the end of the quarter was $1.5 billion, which includes the funds necessary to complete the acquisition of Asco. (Table 2)
As discussed during the first and second quarter 2019 earnings reviews, share repurchases are paused pending further clarity surrounding the timing of the 737 MAX returning to service. The share repurchase authorization remains at $925 million.

Table 2. Cash Flow and Liquidity (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2019	2018	Change	2019	2018	Change
Cash from Operations	$255	$170	50%	$719	$567	27%
Purchases of Property, Plant & Equipment	($41)	($62)	(33%)	($119)	($171)	(30%)
Free Cash Flow*	$214	$109	97%	$600	$397	51%
Adjusted Free Cash Flow*	$219	$130	68%	$620	$421	47%

Liquidity				September 26, 2019	December 31, 2018
Cash				$1,477	$774
Total Debt				$2,170	$1,895

Segment Results
Fuselage Systems
Fuselage Systems segment revenue in the third quarter of 2019 increased slightly from the same period last year to $1.0 billion. This increase was primarily due to higher production volumes on the Boeing 787 and Airbus A350 programs in addition to higher revenue recognized on the Boeing 787 program, partially offset by lower production volumes on the Boeing 737 program. Operating margin for the third quarter of 2019 decreased to 10.5 percent, compared to 13.6 percent during the same period of 2018, primarily due to the forward loss recognized on the Boeing 787 program as a result of Boeing’s announced production rate decrease as well as higher costs related to the Boeing 737 program, largely resulting from the impacts of the Boeing 737 MAX grounding.

* Non-GAAP financial measure, see Appendix for reconciliation

In the third quarter of 2019, the segment recorded pretax $(14.4) million of unfavorable cumulative catch-up adjustments and $(18.8) million of net forward losses. In the third quarter of 2018, the segment recorded pretax $(12.0) million of unfavorable cumulative catch-up adjustments.
Propulsion Systems
Propulsion Systems segment revenue in the third quarter of 2019 increased 18 percent from the same period last year to $521 million, primarily driven by favorable model mix on the Boeing 737 program and higher production volume on the Boeing 777 program. Operating margin for the third quarter of 2019 increased to 21.4 percent, compared to 17.2 percent during the same period of 2018, primarily due to performance and favorable model mix on the Boeing 737 program. In the third quarter of 2019, the segment recorded pretax $1.8 million of favorable cumulative catch-up adjustments and $(4.0) million of net forward losses. In the third quarter of 2018, the segment recorded pretax $(2.4) million of unfavorable cumulative catch-up adjustments and $(0.8) million of net forward losses.
Wing Systems
Wing Systems segment revenue in the third quarter of 2019 increased three percent from the same period last year to $391 million, primarily due to higher production volume on the Boeing 777 and 787 programs. Operating margin for the third quarter of 2019 decreased to 13.8 percent, compared to 15.5 percent during the same period of 2018, primarily driven by the forward loss recognized on the Boeing 787 program as a result of Boeing’s announced production rate decrease. In the third quarter of 2019, the segment recorded pretax $(0.4) million of unfavorable cumulative catch-up adjustments and $(6.0) million of net forward losses. In the third quarter of 2018, the segment recorded pretax $1.4 million of favorable cumulative catch-up adjustments and $0.3 million of favorable changes in estimates on forward loss programs.

* Non-GAAP financial measure, see Appendix for reconciliation

Table 4. Segment Reporting (unaudited)
	3rd Quarter			Nine Months
($ in millions)	2019	2018	Change	2019	2018	Change
Segment Revenues
Fuselage Systems	$1,005.3	$991.0	1.4%	$3,171.7	$2,983.4	6.3%
Propulsion Systems	520.9	442.4	17.7%	1,525.5	1,259.6	21.1%
Wing Systems	391.0	378.6	3.3%	1,197.4	1,138.6	5.2%
All Other	2.7	1.7	58.8%	9.2	5.1	80.4%
Total Segment Revenues	$1,919.9	$1,813.7	5.9%	$5,903.8	$5,386.7	9.6%

Segment Earnings from Operations
Fuselage Systems	$105.8	$134.8	(21.5%)	$380.5	$417.7	(8.9%)
Propulsion Systems	111.7	76.2	46.6%	304.9	203.9	49.5%
Wing Systems	53.9	58.6	(8.0%)	177.1	166.1	6.6%
All Other	1.3	1.3	**	2.5	0.3	**
Total Segment Operating Earnings	$272.7	$270.9	0.7%	$865.0	$788.0	9.8%

Unallocated Expense
SG&A	($53.6)	($37.3)	(43.7%)	($173.6)	($154.5)	(12.4%)
Research & Development	(12.6)	(10.8)	(16.7%)	(36.0)	(31.3)	(15.0%)
Cost of Sales	(0.4)	(0.3)	(33.3%)	9.7	(2.6)	**
Total Earnings from Operations	$206.1	$222.5	(7.4%)	$665.1	$599.6	10.9%

Segment Operating Earnings as % of Revenues
Fuselage Systems	10.5%	13.6%	(310) BPS	12.0%	14.0%	(200) BPS
Propulsion Systems	21.4%	17.2%	420 BPS	20.0%	16.2%	380 BPS
Wing Systems	13.8%	15.5%	(170) BPS	14.8%	14.6%	20 BPS
All Other	**	**	**	**	**	**
Total Segment Operating Earnings as % of Revenues	14.2%	14.9%	(70) BPS	14.7%	14.6%	10 BPS

Total Operating Earnings as % of Revenues	10.7%	12.3%	(160) BPS	11.3%	11.1%	20 BPS
** Represents an amount equal to or in excess of 100% or not meaningful.

Contact information:
Investor Relations: Ryan Avey (316) 523-7040
Media: Keturah Austin (316) 523-2611
On the web: http://www.spiritaero.com

* Non-GAAP financial measure, see Appendix for reconciliation

Cautionary Statement Regarding Forward-Looking Statements
This press release contains “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goal,” “forecast,” “intend,” “may,” “might,” “objective,” “outlook,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements. Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following: 1) our ability to continue to grow our business and execute our growth strategy, including the timing, execution, and profitability of new and maturing programs; 2) our ability to perform our obligations under our new and maturing commercial, business aircraft, and military development programs, and the related recurring production, including our ability to meet contractually required production rate increases; 3) our ability to accurately estimate and manage performance, cost, and revenue under our contracts, including our ability to achieve certain cost reductions with respect to the B787 program and other programs; 4) margin pressures and the potential for additional forward losses on new and maturing programs; 5) our ability and our suppliers’ ability to accommodate, and the cost of accommodating, announced increases in the build rates of certain aircraft and expanding model mixes; 6) the effect on aircraft demand and build rates of changing customer preferences for business aircraft, including the effect of global economic conditions on the business aircraft market and expanding conflicts or political unrest; 7) customer cancellations or deferrals as a result of global economic uncertainty or otherwise; 8) the effect of economic conditions in the industries and markets in which we operate in the U.S. and globally and any changes therein, including fluctuations in foreign currency exchange rates; 9) the success and timely execution of key milestones such as the receipt of necessary regulatory approvals, including our ability to obtain any required regulatory or other third party approvals for the consummation of our announced acquisitions of Asco and select Bombardier operations, and customer adherence to their announced schedules; 10) our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing and our other customers; 11) our ability to enter into profitable supply arrangements with additional customers; 12) the ability of all parties to satisfy their performance requirements, including our ability to timely deliver quality products, under existing supply contracts with our two major customers, Boeing and Airbus, and other customers, and the risk of non-payment by such customers; 13) any adverse impact on Boeing’s and Airbus’ production of aircraft resulting from cancellations, deferrals, or reduced orders by their customers or from labor disputes, domestic or international hostilities, acts of terrorism, or government action such as mandatory aircraft fleet grounding; 14) any adverse impact on the demand for air travel or our operations from the outbreak of diseases or epidemic or pandemic outbreaks; 15) our ability to avoid or recover from cyber-based or other security attacks, information technology failures, or other disruptions; 16) returns on pension plan assets and the impact of future discount rate changes on pension obligations; 17) our ability to borrow additional funds or refinance debt; 18) competition from or in-sourcing by commercial aerospace original equipment manufacturers and competition from other aerostructures suppliers; 19) the effect of governmental laws, such as U.S. export control laws and U.S. and foreign anti-bribery laws such as the Foreign Corrupt Practices Act and the United Kingdom Bribery Act, and environmental laws and agency regulations, both in the U.S. and abroad; 20) the effect of changes in tax law, such as the effect of The Tax Cuts and Jobs Act that was enacted on December 22, 2017, and changes to the interpretations of or guidance related thereto, and the Company’s ability to accurately calculate and estimate the effect of such changes; 21) any reduction in our credit ratings; 22) our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components; 23) our ability to recruit and retain a critical mass of highly skilled employees and our relationships with the unions representing many of our employees, including our ability to avoid labor disputes and work stoppages with respect to our union employees; 24) spending by the U.S. and other governments on defense; 25) the possibility that our cash flows and our credit facility may not be adequate for our additional capital needs or for payment of interest on, and principal of, our indebtedness; 26) our exposure under our revolving credit facility to higher interest payments should interest rates increase substantially; 27) the effectiveness of any interest rate hedging programs; 28) the effectiveness of our internal control over financial reporting; 29) the outcome or impact of ongoing or future litigation, claims, and regulatory actions; 30) our exposure to potential product liability and warranty claims; 31) the consummation of our announced acquisition of select Bombardier operations in a timely fashion and the realization of the expected revenues of the acquired Bombardier operations, 32) our ability to effectively assess, manage and integrate acquisitions that we pursue, including our ability to successfully integrate the Asco business and select Bombardier operations, and generate synergies and other cost savings therefrom; 33) the consummation of our announced acquisition of Asco while avoiding any unexpected costs, charges, expenses, and adverse changes to business relationships and other business disruptions for ourselves and Asco as a result of the acquisition; 34) our ability to continue selling certain receivables through our supplier financing programs; 35) the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies; 36) prolonged periods of inflation where we do not have adequate inflation protection in our customer contracts, among other things; and 37) the timing and conditions surrounding the return to service of the 737 MAX fleet and related impacts on our production rate. These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit Shipset Deliveries
(one shipset equals one aircraft)

	3rd Quarter		Nine Months
	2019	2018	2019	2018
B737	154	160	453	457
B747	2	1	5	4
B767	9	8	25	23
B777	15	11	44	32
B787	40	33	124	108
Total Boeing	220	213	651	624

A220(1)	8	6	26	6
A320 Family	160	165	510	488
A330	9	13	27	46
A350	23	19	81	71
A380	—	1	1	4
Total Airbus	200	204	645	615

Business/Regional Jet(1)	17	14	43	56

Total	437	431	1,339	1,295

(1) Airbus acquired majority ownership in the C-Series program (subsequently renamed to the A220 program) in July 2018; all C-Series deliveries prior to Q3 2018 are included in Business/Regional Jet and all subsequent A220 deliveries are included in A220.

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 26, 2019	September 27, 2018	September 26, 2019	September 27, 2018
	($ in millions, except per share data)
Revenue	$1,919.9	$1,813.7	$5,903.8	$5,386.7
Operating costs and expenses:
Cost of sales	1,647.6	1,543.1	5,029.1	4,601.3
Selling, general and administrative	53.6	37.3	173.6	154.5
Research and development	12.6	10.8	36.0	31.3
Total operating costs and expenses	1,713.8	1,591.2	5,238.7	4,787.1
Operating income	206.1	222.5	665.1	599.6
Interest expense and financing fee amortization	(23.6)	(24.2)	(66.1)	(60.3)
Other (expense) income, net	(9.5)	7.4	(11.9)	(0.8)
Income before income taxes and equity in net income of affiliate	173.0	205.7	587.1	538.5
Income tax provision	(41.7)	(36.9)	(124.7)	(99.7)
Income before equity in net income of affiliate	131.3	168.8	462.4	438.8
Equity in net income of affiliate	—	—	—	0.6
Net income	$131.3	$168.8	$462.4	$439.4

Earnings per share
Basic	$1.27	$1.61	$4.46	$4.02
Shares	103.5	105.1	103.6	109.3

Diluted	$1.26	$1.59	$4.41	$3.98
Shares	104.6	106.1	104.8	110.3

Dividends declared per common share	$0.12	$0.12	$0.36	$0.34

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

	September 26, 2019	December 31, 2018
	($ in millions)
Assets
Cash and cash equivalents	$1,477.3	$773.6
Restricted cash	0.3	0.3
Accounts receivable, net	708.6	545.1
Contract assets, short-term	579.0	469.4
Inventory, net	1,015.2	1,012.6
Other current assets	58.3	48.3
Total current assets	3,838.7	2,849.3
Property, plant and equipment, net	2,199.8	2,167.6
Right of use assets	49.7	—
Contract assets, long-term	9.7	54.1
Pension assets	385.3	326.7
Other assets	218.4	288.2
Total assets	$6,701.6	$5,685.9
Liabilities
Accounts payable	$1,140.5	$902.6
Accrued expenses	319.8	313.1
Profit sharing	55.9	68.3
Current portion of long-term debt	37.6	31.4
Operating lease liabilities, short-term	6.2	—
Advance payments, short-term	19.8	2.2
Contract liabilities, short-term	170.5	157.9
Forward loss provision, short-term	37.2	12.4
Deferred revenue and other deferred credits, short-term	17.2	20.0
Deferred grant income liability - current	5.6	16.0
Other current liabilities	55.4	58.2
Total current liabilities	1,865.7	1,582.1
Long-term debt	2,132.2	1,864.0
Operating lease liabilities, long-term	43.6	—
Advance payments, long-term	335.1	231.9
Pension/OPEB obligation	32.6	34.6
Contract liabilities, long-term	340.4	369.8
Forward loss provision, long-term	161.9	170.6
Deferred revenue and other deferred credits	32.4	31.2
Deferred grant income liability - non-current	28.0	28.0
Other liabilities	112.7	135.6
Stockholders' Equity
Preferred stock, par value $0.01, 10,000,000 shares authorized, no shares issued	—	—
Common stock, Class A par value $0.01, 200,000,000 shares authorized, 104,888,051 and 105,461,817 shares issued and outstanding, respectively	1.0	1.1
Additional paid-in capital	1,113.4	1,100.9
Accumulated other comprehensive loss	(188.1)	(196.6)
Retained earnings	3,146.2	2,713.2
Treasury stock, at cost (41,515,847 and 40,719,438 shares, respectively)	(2,456.0)	(2,381.0)
Total stockholders’ equity	1,616.5	1,237.6
Noncontrolling interest	0.5	0.5
Total equity	1,617.0	1,238.1
Total liabilities and equity	$6,701.6	$5,685.9

* Non-GAAP financial measure, see Appendix for reconciliation

Spirit AeroSystems Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	For the Nine Months Ended
	September 26, 2019	September 27, 2018
Operating activities	($ in millions)
Net income	$462.4	$439.4
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation expense	186.9	171.3
Amortization expense	0.1	0.4
Amortization of deferred financing fees	2.6	17.3
Accretion of customer supply agreement	3.3	3.0
Employee stock compensation expense	22.6	19.9
Loss from derivative instruments	8.1	3.4
Loss from foreign currency transactions	17.2	0.8
Loss on impairment and disposition of assets	0.7	1.7
Deferred taxes	29.4	(37.8)
Pension and other post-retirement benefits, net	(9.7)	(25.1)
Grant liability amortization	(13.8)	(15.9)
Equity in net income of affiliate	—	(0.6)
Forward loss provision	(7.5)	(134.0)
Changes in assets and liabilities
Accounts receivable, net	(167.8)	(122.3)
Contract assets	(67.5)	(50.4)
Inventory, net	(3.3)	26.7
Accounts payable and accrued liabilities	149.3	279.9
Profit sharing/deferred compensation	(12.2)	(67.4)
Advance payments	120.8	(73.2)
Income taxes receivable/payable	4.9	(28.3)
Contract liabilities	(16.7)	188.0
Deferred revenue and other deferred credits	6.2	(1.1)
Other	2.6	(28.3)
Net cash provided by operating activities	$718.6	$567.4
Investing activities
Purchase of property, plant and equipment	(118.8)	(170.9)
Other	0.1	2.8
Net cash used in investing activities	($118.7)	($168.1)
Financing activities
Proceeds from issuance of debt	250.0	—
Proceeds from issuance of bonds	—	1,300.0
Proceeds from revolving credit facility	100.0	—
Payments on revolving credit facility	(100.0)	—
Principal payments of debt	(8.5)	(4.9)
Payments on term loan	(5.2)	(256.3)
Payments on bonds	—	(300.0)
Taxes paid related to net share settlement awards	(12.1)	(15.5)
Proceeds from issuance of ESPP	1.3	—
Debt issuance and financing costs	—	(23.2)
Purchase of treasury stock	(75.0)	(805.8)
Dividends paid	(37.8)	(35.4)
Other	0.8	—
Net cash provided by (used in) financing activities	$113.5	($141.1)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(13.5)	0.2
Net increase in cash, cash equivalents, and restricted cash	$699.9	$258.4
Cash, cash equivalents, and restricted cash, beginning of the period	794.1	445.5
Cash, cash equivalents, and restricted cash, end of the period	$1,494.0	$703.9

Reconciliation of Cash and Cash Equivalents and Restricted Cash:	September 26, 2019	September 27, 2018
Cash and cash equivalents, beginning of the period	$773.6	$423.3
Restricted cash, short-term, beginning of the period	0.3	2.2
Restricted cash, long-term, beginning of the period	20.2	20.0
Cash, cash equivalents, and restricted cash, beginning of the period	$794.1	$445.5

Cash and cash equivalents, end of the period	$1,477.3	$683.4
Restricted cash, short-term, end of the period	0.3	0.3
Restricted cash, long-term, end of the period	16.4	20.2
Cash, cash equivalents, and restricted cash, end of the period	$1,494.0	$703.9

* Non-GAAP financial measure, see Appendix for reconciliation

Appendix

In addition to reporting our financial information using U.S. Generally Accepted Accounting Principles (GAAP), management believes that certain non-GAAP measures (which are indicated by * in this report) provide investors with important perspectives into the company’s ongoing business performance. The non-GAAP measures we use in this report are (i) adjusted diluted earnings per share, (ii) free cash flow, and (iii) adjusted free cash flow, which are described further below. The company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define and calculate the measures differently than we do, limiting the usefulness of the measures for comparison with other companies.

EBITDA is a non-GAAP measure defined as earnings before interest, taxes, depreciation and amortization. The Company has chosen to present an estimated EBITDA multiple related to the acquisition purchase price in order to provide investors with additional useful information. The Company considers EBITDA to be an important measure used to evaluate operating performance, and the measure is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry, but this figure should not be considered in isolation.

Adjusted Diluted Earnings Per Share. To provide additional transparency, we have disclosed non-GAAP adjusted diluted earnings per share (Adjusted EPS). This metric excludes various items that are not considered to be directly related to our operating performance. Management uses Adjusted EPS as a measure of business performance and we believe this information is useful in providing period-to-period comparisons of our results. The most comparable GAAP measure is diluted earnings per share.

Free Cash Flow. Free Cash Flow is defined as GAAP cash from operating activities (generally referred to herein as "cash from operations"), less capital expenditures for property, plant and equipment. Management believes Free Cash Flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. The most comparable GAAP measure is cash provided by operating activities. Management uses Free Cash Flow as a measure to assess both business performance and overall liquidity.

Adjusted Free Cash Flow. Management considers certain items that arise from time to time to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the company’s operating performance and allows more accurate comparisons of the company’s operating results to historical performance. Accordingly, Adjusted Free Cash Flow is defined as free cash flow less these special items. The most comparable GAAP measure is cash provided by operating activities. Management uses Adjusted Free Cash Flow as a measure to assess both business performance and overall liquidity.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Adjusted EPS

	3rd Quarter				Nine Months
	2019		2018		2019		2018
GAAP Diluted Earnings Per Share	$1.26		$1.59		$4.41		$3.98
Impact of Asco Acquisition and Debt Financing	0.16	a	0.11	b	0.28	c	0.44	d
Voluntary Retirement Program	(0.04)	e	—		0.07	e	—
Adjusted Diluted Earnings Per Share	$1.38		$1.70		$4.76		$4.42

Diluted Shares (in millions)	104.6		106.1		104.8		110.3

a Represents the three months ended Q3 2019 Asco acquisition impact of $0.16 per share, which includes:

- Loss related to foreign currency fluctuation on Euro account of $0.14 (included in Other income)
- Transaction costs of $0.02 (included in SG&A)

b Represents the three months ended Q3 2018 net EPS impact of $0.11 comprised of the following:

(i) Asco acquisition impact of $0.06 per share, which includes:
- Gain related to foreign currency forward contract of $(0.01) (included in Other income)
- Transaction costs of $0.02 (included in SG&A)
- Interest expense on new debt related to Asco of $0.05 (included in Interest expense)

(ii) Debt financing costs of $0.05 per share (included in Interest expense)

c Represents the nine months ended Q3 2019 Asco acquisition impact of $0.28 per share, which includes:

- Loss related to foreign currency forward contract of $0.13 (included in Other income)
- Loss related to foreign currency fluctuation on Euro account of $0.09 (included in Other income)
- Transaction costs of $0.06 (included in SG&A)

d Represents the three and nine months ended Q3 2018 net EPS impact of $0.44 comprised of the following:

(i) Asco acquisition impact of $0.33 per share, which includes:
- Loss related to foreign currency forward contract of $0.16 (included in Other income)
- Transaction costs of $0.11 (included in SG&A)
- Interest expense on new debt related to Asco of $0.06 (included in Interest expense)

(ii) Debt financing costs of $0.11 per share (included in Interest expense)

e Represents the three and nine months ended Q3 2019 retirement incentive expenses resulting from the VRP offered during the second quarter of 2019 (included in Other income)
Free Cash Flow

* Non-GAAP financial measure, see Appendix for reconciliation

($ in millions)

	3rd Quarter				Nine Months
	2019		2018		2019		2018
Cash from Operations	$255		$170		$719		$567
Capital Expenditures	(41)		(62)		(119)		(171)
Free Cash Flow	$214		$109		$600		$397
Costs related to acquisition of Asco	5	a	22	b	20	c	24	d

Adjusted Free Cash Flow	$219		$130		$620		$421

a Represents the three months ended Q3 2019 Asco acquisition impact of $5 million of transaction payments

b Represents the three months ended Q3 2018 Asco acquisition impact of $22 million comprised of:
- Cash paid on foreign currency forward contract of $15 million
- Transaction payments of $6 million
- Interest paid on proportion of new debt related to Asco of $1 million

c Represents the nine months ended Q3 2019 Asco acquisition impact of $20 million comprised of:
- Cash paid on foreign currency forward contract of $11 million
- Transaction payments of $9 million

d Represents the nine months ended Q3 2018 Asco acquisition impact of $24 million comprised of:
- Cash paid on foreign currency forward contract of $15 million
- Transaction payments of $8 million
- Interest paid on proportion of new debt related to Asco of $1 million

* Non-GAAP financial measure, see Appendix for reconciliation